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                                                                       EXHIBIT 5


                                January 13, 1997



The GNI Group, Inc.
2525 Battleground Road
Deer Park, Texas  77536

Ladies and Gentlemen:

We have acted as counsel to The GNI Group, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 500,000 shares (the "Shares") of Common Stock, par value $.01 per share, upon the exercise of options granted to executive officers of the Company pursuant to the terms of The GNI Group, Inc. 1995 Management Equity Incentive/Stock Option Plan (the "Plan"). The Company proposes to file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, a Registration Statement on Form S-8 relating to the Shares (the "Registration Statement").

We have examined originals or copies of (i) the Certificate of Incorporation of the Company, as amended, (ii) the Bylaws of the Company, as amended, (iii) the Plan, (iv) certain resolutions of the Board of Directors of the Company and the Compensation Committee thereof, and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied on certificates of officers of the Company and certificates of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based solely on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

       1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

       2. The Shares have been duly and validly authorized and when issued and paid for in accordance with the terms of the Plan, for a consideration at least equal to the par value thereof, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the use of our name therein.

                                        Very truly yours,



                                        Bracewell & Patterson, L.L.P.